                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURUSANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) SEPTEMBER 23, 2004

                                  NETGURU, INC.
                 (Exact name of registrant as specified in its charter)

        DELAWARE                    0-28560                       22-2356861
----------------------------      ------------               -------------------
(State or other jurisdiction      (Commission                  (IRS Employer
    of incorporation)             File Number)               Identification No.)

             22700 SAVI RANCH PARKWAY, YORBA LINDA, CALIFORNIA 92887
             -------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (714) 974-2500

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

DISCONTINUED OPERATIONS

         During the quarter ended March 31, 2004, the operating segments of netGuru, Inc. (the "Company") were:

         o        Engineering and collaborative software products and services;
         o        IT services; and
         o        Web-based telecommunications services.

         On September 23, 2004, the Company sold its Web-based telecommunications services division. On April 20, 2005, the Company filed Amendment No. 1 to Form 10-QSB for the period ended June 30, 2004, that included, among other information, a discussion of this sale. The Amendment No. 1 to Form 10-QSB also included a presentation of the results of operations of the telecommunications services division as discontinued operations. Accordingly, during and since the quarter ended June 30, 2004, the Company's operating segments have been presented as:

         o        Engineering and collaborative software products and services;
                  and
         o        IT services.

The Company's management now desires to supplement the discussion in the Amendment No.1 to the Form 10-QSB for the period ended June 30, 2004. Accordingly, the Company is presenting in this Form 8-K a revised "Management's Discussion and Analysis or Plan of Operation" discussion and its consolidated financial statements for the fiscal years ended March 31, 2004 and 2003 that contain a revised Note 10 that has been updated to reflect the discontinuance of operations on a comparative basis for all periods presented.

         This Form 8-K does not purport to provide an update or discussion of Other developments at the Company subsequent to March 31, 2004.

         Pursuant to SFAS No.144, "Accounting for the Impairment or Disposal of Long Lived Assets," the results of operations of the telecommunications division are presented in the Company's consolidated statements of operations under "discontinued operations," and the assets and liabilities of this division are presented separately in the Company's consolidated balance sheet. Prior period presentation has been reclassified to conform to current period presentation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

         This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act)". The Company intends that those forward-looking statements be subject to the safe harbors created by those sections. These forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to the Company's future economic performance, and can generally be identified by the use of the words "believe," "intend," "plan," "expect," "forecast," "project," "may," "should," "could," "seek," "pro forma," "goal," "estimates," "continues," "anticipate" and similar words. The forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

         o        the Company's ability to achieve and maintain profitability and obtain additional working capital, if required;
         o        the Company's ability re-pay its debt and service its interest costs;
         o the Company's ability to successfully implement its business plans, including its engineering business process outsourcing initiative;
         o the Company's ability to attract and retain strategic partners and alliances;
         o        the Company's ability to hire and retain qualified personnel;
         o        the risks of uncertainty of trademark protection;
         o risks associated with existing and future governmental regulation to which the Company is subject; and
         o uncertainties relating to economic conditions in the markets in which the Company currently operates and in which the Company intends to operate in the future.

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although the Company believes that the assumptions and estimates reflected in the forward-looking statements are reasonable, it cannot guarantee that it will achieve its plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements. The Company does not undertake to update, revise or correct any forward-looking statements.

         Any of the factors described above or in the "Risk Factors" section of this report could cause the Company's financial results, including its net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of the Company's common stock to fluctuate substantially.

OVERVIEW

         The Company was incorporated in 1981 under the name Research Engineers, Inc. and changed its name to netGuru, Inc. in 2000. The Company is a Delaware corporation. Its primary business offerings are:

         o        Structural and civil engineering and collaborative software products and services for businesses worldwide; and
         o        Information technology, or IT, services (including engineering business process outsourcing or EBPO.

         The Company has provided computer-aided engineering software solutions to its customers for over 23 years. For the past 21 years, the Company has supported its engineering software business with its India-based software programming and IT resources. In 1999, the Company acquired two IT services companies in the U.S., which further expanded its IT resources and capabilities. In the third quarter of the Company's fiscal 2004, it began an initiative to offer EBPO.

         In fiscal 2004, the Company began the process of streamlining its business offerings to focus more on its higher-margin, core structural and civil engineering software products and services, where it also has an established presence worldwide, as well as to focus on its proprietary collaborative software products and IT services. As discussed above under the heading "Discontinued Operations," the Company sold its Web-based telecommunications services division during fiscal 2005.

         The Company's goal is to address the various facets of the engineering design chain, from the software that the engineers use to design infrastructure to managing all the documents related to a specific design project. The Company partnered with other software vendors offering complementary solutions within the structural engineering community, including the bridge and industrial/plant building markets, to offer a complete solution to its customers. The Company combined STAAD.Pro with Tekla's market-leading 3D modeler and created the new building-based product, Tekla Structures. The Company combined STAAD.Pro with LARSA to offer a full bridge management solution and began to sell and market it on a worldwide basis. These strategic alliances enable the Company to tap into the vertical disciplines of the structural engineering community that were not accessible to it in the past. To take advantage of the opportunities for infrastructure projects in Latin America and Pacific Rim countries, the Company deepened its presence in these international markets by establishing regional offices in Mexico and Thailand, respectively. The Company has introduced more local design codes for its structural software to address the stringent building requirements adopted by these governments to protect infrastructure against earthquakes and terrorist attacks. The Company also introduced the Spanish language version of STAAD.Pro in Mexico. Since customer training is essential to its growth strategy, the Company introduced the STAAD Certified Trainer and STAAD Certified Engineer programs and established 15 new training centers across the U.S. to facilitate year-round training sessions closer to where the Company's customers are. The Company also developed training digital video discs in English, Spanish, German and French for its international markets.

         In its collaborative software business, the Company expanded its potential market for collaborative document viewing and markup solution by partnering with FileNet Corporation's ValueNet program. The Company is partnering with FileNet to develop a workflow management solution specifically for the architectural, engineering and construction industries. Following a similar OEM model, FileNet plans to utilize its own sales team to market and sell the combined solution, including the Company's eReview product, beginning in the summer of 2004. The Company also intends to focus on similar second tier document management partners in the Middle East, Southeast Asia, China and Australia. As it did in its successful implementation of customized collaborative solutions for Tejari-FZ, LLC, and Ayala Corporation, the largest providers of online engineering management services in Dubai and Philippines, respectively, the Company plans to continue embedding its collaborative tools within other similar solutions. By taking advantage of the strong relationships the Company has built with its 19,000 engineering clients worldwide, the Company believes it has a good foundation on which to introduce software addressing the upstream facets of the design chain.

         The Company's IT services net revenues had declined from a high of $18,000,000 in fiscal 2001 to $5,000,000 in fiscal 2004 due to the market decline for such services. As a result of the steep decline in the IT services net revenues, the Company scaled back its domestic IT services operations in 2004. In the third quarter of fiscal 2004, the Company expanded its IT services operations to include EBPO services, leveraging its technical expertise and established infrastructure in India. The Company's model focuses on its core engineering competencies rather than financial services or general call centers. Through its EBPO services, the Company offers full engineering technical support to non-competing engineering software companies as well as works with steel detailing and fabrication companies in the U.S. to outsource their labor-intensive work to the Company's wholly-owned subsidiary in India.

The Company's goal is not to replace U.S. steel detailing companies but to augment their current workforce so they can take on more jobs and provide a faster turnaround with higher margins. Whereas STAAD and other engineering products concentrate on the numerical analysis and design of buildings and other infrastructure, the steel detailed drawings are produced for the erectors to physically assemble the structure at hand.

CRITICAL ACCOUNTING POLICIES

         The Company has identified the following as accounting policies that are the most critical to aid in understanding and evaluating its financial results:

         o        revenue recognition;
         o        allowance for accounts receivable; and
         o        impairment of long-lived assets, including goodwill.

         REVENUE RECOGNITION

         The Company derives revenues from:

         o        engineering and collaborative software products and services;
                  and
         o        IT services.

         The Company recognizes revenues when the following criteria are met:

         1. Persuasive evidence of an arrangement, such as agreements, purchase orders or written or online requests, exists;
         2. Delivery has been completed and no significant obligations remain;
         3.       The Company's price to the buyer is fixed or determinable; and
         4.          Collection is probable.

         At the time of sale of its pre-packaged engineering software products, the Company provides a 15-day right of return on the purchase of the product during which time the customer may return the product to the Company subject to a $50 restocking fee on each returned item. Customers may choose to purchase ongoing maintenance contracts that include telephone, e-mail and other methods of support, and the right to receive upgrades. Revenue from the maintenance contracts is deferred and recognized ratably over the life of the contract, usually twelve months.

         The Company recognizes revenues from software it customizes to fit a customer's requirements based on satisfactory completion of pre-determined milestones (evidenced by written acceptance from the customer) and delivery of the product to the customer, provided no significant obligations remain and collection of the resulting receivable is probable.

         In 1997, the Accounting Standards Executive Committee ("AcSec") of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition." SOP 97-2 distinguishes between significant and insignificant vendor obligations as a basis for recording revenue and requires that each element of a software licensing arrangement be separately identified and accounted for based on relative fair values of each element. The Company determines the fair value of each element in multi-element transactions based on vendor-specific objective evidence ("VSOE"). VSOE for each element is based on the price charged when the same element is sold separately.

         In 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, "Software Revenue Recognition, With Respect to Certain Transactions," which modified SOP 97-2 to allow for use of the residual method of revenue recognition if certain criteria are met. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then the Company recognizes revenue using the residual method. Under the residual method, the fair value of the undelivered elements is deferred, and the remaining portion of the transaction fee is recognized as revenue.

         The Company recognizes revenues from its IT services primarily on a time and materials basis, with time at a marked-up rate and materials and other reasonable expenses at cost, as it performs IT services. Certain IT services contracts are fixed price contracts where the Company measures progress toward completion by mutually agreed upon pre-determined milestones and recognizes revenue upon reaching those milestones. The Company's fixed price IT contracts typically are for a short duration of one to three months. The Company did not have any uncompleted fixed price IT contracts at March 31, 2004.

         The Company recognizes revenues from other products and services sold via Internet portals, where the Company is an agent, net of purchase costs when the products and services are delivered and collection is probable.

         ALLOWANCE FOR ACCOUNTS RECEIVABLE

         The Company sells to its customers on credit and grant credit to those who are deemed credit worthy based on the Company's analysis of their credit history. The Company's standard payment terms are net 30 days. The Company reviews its accounts receivable balances and the collectibility of these balances on a periodic basis. Based on its analysis of the length of time that the balances have been outstanding, the pattern of customer payments, its understanding of the general business conditions of its customers and its communications with its customers, the Company estimates the recoverability of these balances. When recoverability is uncertain and the unrecoverable amounts can be reasonably estimated, the Company records bad debt expense and increases the allowance for accounts receivable by an amount equal to the amount estimated to be unrecoverable. If the historical data the Company uses to calculate the allowance provided for doubtful accounts does not reflect its future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the Company's future results of operations could be materially affected.

         IMPAIRMENT OF LONG-LIVED ASSETS, INCLUDING GOODWILL

         In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment of long-lived assets and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." Pursuant to SFAS No. 144, in fiscal 2004 the Company wrote down the net assets of its travel subsidiary that was held for sale, to its potential recoverable value. As a result, the Company recorded a loss on discontinued operations of the travel subsidiary of $439,000 in fiscal 2004, including a loss of $291,000 due to the write-down and a loss on discontinued operations of the Web-based telecommunications services division of $69,000.

         The Company applies the provisions of SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed," to software development costs. At each balance sheet date, the Company compares the unamortized software development cost of each product to the net realizable value of the product. The Company writes off to cost of revenues the amount by which the unamortized software development cost exceeds the net realizable value of the product.

         On April 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested at least annually for impairment.

         The Company considers the following operating segments- engineering and collaborative software products and services and IT services - to be its reporting units for purposes of testing for impairment.

         The Company uses a two-step test to assess potential impairment to goodwill. In the first step, the fair value of each reporting unit is compared to its carrying value including goodwill. If the fair value exceeds the carrying value, then goodwill is not considered impaired, and the Company does not need to proceed to the second step. If the carrying value of a reporting unit exceeds its fair value, then the Company has to determine and compare the implied fair value of the reporting unit's goodwill to the carrying value of its goodwill. If the carrying value of the reporting unit's goodwill exceeds its implied fair value, then the Company has to record an impairment loss in the amount of the excess.

         The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, "Business Combinations." The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

         The Company assessed the fair value of its three reporting units by considering their projected cash flows, using risk-adjusted discount rates and other valuation techniques, and concluded that as of April 1, 2002, an impairment write-down for its IT services division was required. The Company recorded an impairment charge of $5,824,000 to the IT services goodwill in fiscal 2003 as a cumulative effect of a change in accounting principle. The Company is required to perform additional reviews for impairment annually, or more frequently when events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount.

         The Company's annual test for impairment is performed as of March 31 every year. The evaluation of goodwill impairment involves assumptions about the fair values of assets and liabilities of each reporting unit. If these assumptions are materially different from actual outcomes, the carrying value of goodwill will be incorrect. In addition, future results of operations could be materially impacted by the write-down of the carrying amount of goodwill to its estimated fair value. There was no impairment of goodwill during the fiscal year ended March 31, 2004.

           As of March 31, 2004, the Company's goodwill balance was $2,891,000.

CONSOLIDATED RESULTS OF OPERATIONS

CONTINUING OPERATIONS

NET REVENUES

         The following table presents the Company's net revenues by operating segment (dollars in thousands):

                                                 YEAR ENDED MARCH 31,
                                                 --------------------
                                                   2004        2003
                                                 --------    --------
NET REVENUES
    Engineering and collaborative
       software products and services            $11,550     $ 9,529
    % of total revenue                              69.7%       62.9%

    IT services                                    5,012       5,613
    % of total revenue                              30.3%       37.1%
                                                 --------    --------

    Total net revenues                           $16,562     $15,142
                                                 ========    ========

         Net revenues increased by $1,420,000 (9.4%) to $16,562,000 in fiscal 2004 from $15,142,000 in fiscal 2003. The Company's total net revenues consisted of revenues from (1) engineering and collaborative software products and services and (2) IT services.

         Engineering and collaborative software products and services net revenues increased by $2,021,000 (21.2%) to $11,550,000 in fiscal 2004 from $9,529,000 in fiscal 2003. The increase was primarily the result of:

         o An increase in engineering software products and services net revenues to $10,544,000 in fiscal 2004 from $9,000,000 in fiscal 2003. Engineering software products and services net revenues increased due to the completion and recognition of a large service project in the beginning of fiscal 2004 amounting to approximately $450,000. The increase was also due to increased sales from international regional offices set up in fiscal 2003, and increased promotional efforts in Europe and North America, as well as successful new channels established in the bridge and building industries with partners such as Tekla and LARSA.

         o An increase in collaborative software net revenues to $1,006,000 in fiscal 2004 from $529,000 in fiscal 2003. The increase in collaborative software revenues was due to the completion of three large collaborative software contracts amounting to $495,000, whereas in fiscal 2003, the Company did not complete any large collaborative software contracts. The majority of the Company's collaborative software revenue is generated from service-oriented projects where the revenue is recognized only upon completion of the entire project.

         IT services net revenues decreased by $601,000 (10.7%) to $5,012,000 in fiscal 2004 from $5,613,000 in fiscal 2003. IT services net revenues decreased as a percentage of total net revenues to 30.3% in fiscal 2004 from 37.1% in fiscal 2003. Net revenues from domestic IT services have decreased due to scaling down one of the Company's IT services offices and due to lowering the prices the Company charges its customers in order to be able to compete with its competitors and to retain its current customers. Beginning with the quarter ended March 2001 through the quarter ended March 31, 2004, the IT services industry had been adversely affected by a slow economy, and many of the Company's customers reduced, and continue to reduce, spending on technology consulting and systems integration services. The decline in domestic IT services net revenues was offset somewhat by the increase in IT services revenues in Europe and India. In November 2003, the Company initiated an expansion of its IT services into the EBPO market, leveraging its existing technical support infrastructure in India and its collaborative software technology to offer these services to a broad array of companies looking to outsource these functions. Although the Company anticipates that its EBPO services business will bring in additional revenues for the IT services segment, the Company cannot assure you that it will be successful in this endeavor, due to competition among providers of such services and relatively few barriers to entry since EBPO services are not capital-intensive.

     GROSS PROFIT AND GROSS MARGIN

         The following table presents the Company's gross profit by segment and gross profit as a percentage of each segment's revenue, or gross margin (dollars in thousands):
                                                           YEAR ENDED MARCH 31,
                                                          ----------------------
                                                            2004          2003
                                                          --------      --------
GROSS PROFIT
    Engineering and collaborative
      software products and services                      $10,539        $8,636
    IT services                                             1,052         1,394
                                                          --------      --------

     Total gross profit                                   $11,591       $10,030
                                                          ========      ========

GROSS MARGIN
    Engineering and collaborative
      software products and services                         91.2%         90.6%
    IT services                                              21.0%         24.8%

         Historically, gross margin from the engineering and collaborative software products and services segment has been higher than the gross margin from the Company's IT services segment because services revenues have a higher cost of labor associated with them, consisting largely of the cost of the consultants performing the services. Gross margin from the Company's engineering and collaborative software products and services segment increased slightly to 91.2% in fiscal 2004 from 90.6% in fiscal 2003. The Company's engineering and collaborative software products and services segment generally produces a higher gross margin than its other segment due to the relatively lower costs associated with each incremental sale. The cost of revenues for the engineering and collaborative software products and services segment includes amortization of capitalized software development, printing services, direct supplies such as hardware locks and recording media, salaries for the technical support employees, freight out and cost of training revenues. The increase in the gross margin in the engineering and collaborative software products and services segment is primarily the result of a relatively greater increase in fiscal 2004 net revenues from fiscal 2003 levels, compared with a relatively smaller increase in the cost of these revenues due to increased cost of training revenues. Some of the components of the cost of revenues, such as amortization of capitalized software development and salaries, do not vary significantly with changes in revenues.

         In fiscal 2004, IT services gross margin decreased to 21.0% from 24.8% in fiscal 2003 primarily due to a decline in IT services business. The Company's IT services gross margin also was impacted by the nature of services provided by its international IT offices, which bill clients for equipment (which carry a lower gross margin) procured as part of the IT consulting services. In dollar terms, IT services gross profit decreased by $342,000 (24.5%) to $1,052,000 in fiscal 2004 from $1,394,000 in fiscal 2003 primarily due to the continued market slowdown for the IT industry. The cost of revenues for IT services includes the salaries, bonuses and benefits for all of the consulting employees, including consultants who are "idle" and not billable to a particular customer or project. The Company's IT services consultants generally receive higher salaries than its technical support employees, and the Company has employed more consultants than technical support staff, both of which contributed to the lower gross margin as compared to the engineering and collaborative software products and services segment. Additionally, the cost of equipment procured for customers of the international offices are also included in the IT cost of revenues.

         In order to improve overall gross profit and gross margin, the Company is refocusing its sales efforts toward the segment with the highest gross profit, namely, the engineering and collaborative software products and services segment, by working to develop strategic relationships, to increase its volume of telephone sales, and to re-engage with its international distributors. In its IT services business, the Company has introduced the EBPO initiatives and will continue to monitor costs in an effort to improve gross profit.

OPERATING EXPENSES

         The following table presents the Company's operating expenses as a percentage of total net revenues (dollars in thousands):

                                                         YEAR ENDED MARCH 31,
                                                        ----------------------
                                                          2004          2003
                                                        --------      --------
OPERATING EXPENSES
    Selling, general and administrative
      expenses                                          $10,602       $10,063
    % of total net revenues                                64.0%         66.5%

    Research and development expenses                     2,042         2,035
    % of total net revenues                                12.3%         13.4%

    Bad debt expense                                         60           167
    % of total net revenues                                 0.4%          1.1%

    Depreciation                                            944         1,076
    % of total net revenues                                 5.7%          7.1%

    Impairment charge                                        --           259
    % of total net revenues                                  --           1.7%

    Restructuring                                            --           194
    % of total net revenues                                  --           1.3%
                                                        --------      --------

    Total operating expenses                            $13,648       $13,794
    % of total net revenues                                82.4%         91.1%

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative ("SG&A") expenses increased by $539,000 (5.4%) to $10,602,000 in fiscal 2004 from $10,063,000 in fiscal 2003.

         SG&A expenses increased primarily due to:

         o a $556,000 expense for strategic consulting and investor relations services; and
         o        a $232,000 expense related to employee termination,

         and were offset by:

         o a $514,000 decrease in salaries and related expenses due to employee terminations; and
         o a $77,000 decrease in consulting and professional fees due to our efforts to control costs.

         SG&A expenses in fiscal 2004 also included $713,000 in non-cash expenses related to warrants issued for strategic consulting and investor relations services and a stock option granted to an employee as part of a severance package.

         RESEARCH AND DEVELOPMENT EXPENSES. Research and development ("R&D") expenses consist primarily of software developers' wages. In fiscal 2004, R&D expenses increased by $7,000 (0.3%) to $2,042,000 from $2,035,000 in fiscal 2003. As a percentage of engineering and collaborative software net revenues, to which they mostly relate, R&D expenses decreased to 17.7% in fiscal 2004 from 21.4% in fiscal 2003.

         BAD DEBT EXPENSE. In fiscal 2004, bad debt expense decreased by $107,000 (64.1%) to $60,000 from $167,000 in fiscal 2003 due to better collection experience during fiscal 2004 compared to fiscal 2003.

         DEPRECIATION. In fiscal 2004, depreciation decreased by $132,000 (12.3%) to $944,000 from $1,076,000 due to a lower level of equipment purchases in fiscal 2004 compared to fiscal 2003.

         IMPAIRMENT CHARGE. No impairment charge for continuing operations was recorded in fiscal 2004. In fiscal 2003, the Company recorded an impairment charge of $259,000, which consisted of $67,000 to write off a capitalized software project and $192,000 to write down a telecommunications switch to its estimated resale value.

         RESTRUCTURING. In March 2001, the Company announced plans to restructure its operations. As a result of this restructuring plan, the Company recorded a restructuring charge of $2,400,000 in the fourth quarter of fiscal 2001. The restructuring plan consisted of four major points: 1) refocused strategic direction of Internet service provider ("ISP") initiatives; 2) refocused strategic direction of Internet portal initiatives; 3) consolidation of technical support activities; and 4) elimination of the Company's in-house legal department.

         While the majority of the restructuring charge was recorded in fiscal 2001, additional charges of $41,000 and $199,000 were recorded in fiscal 2002 and fiscal 2003, respectively, since the original estimate of severance expenses was insufficient. As of March 31, 2004, the Company did not have any unpaid obligations related to this restructuring program.

         SEGMENT PROFITABILITY. Operating loss in the engineering and collaborative software products and services segment decreased by $1,613,000 (75.0%) to $539,000 in fiscal 2004 from $2,152,000 in fiscal 2003. Operating loss in the engineering and collaborative software products and services segment in fiscal 2004 included no restructuring or impairment charges. Operating loss in fiscal 2003 included $29,000 in restructuring charges and $67,000 in impairment charges related to the write-off of capitalized software development costs for software that was developed by a third party. In the IT services segment, the operating loss increased by $379,000 (565.7%) to $446,000 in fiscal 2004 from $67,000 in fiscal 2003. Operating expenses related to the center in fiscal 2004 declined $473,000 (30.6%) to $1,072,000 from $1,545,000 in fiscal
2003 primarily due to $165,000 in restructuring expenses, $192,000 related to an impairment write-down of a telecommunications switch as well as due to reductions in salary-related expenses.

OTHER EXPENSE (INCOME)

         The following table presents the Company's other (income) and its percentage of total net revenue (dollars in thousands):

                                                         YEAR ENDED MARCH 31,
                                                       -------------------------
                                                         2004             2003
                                                       --------         --------
OTHER EXPENSE (INCOME)
    Interest, net                                      $  658           $  278
    % of total revenue                                    4.0%             1.8%

    Other (income) expense                             $ (128)          $  (39)
    % of total revenue                                   (0.8)%           (0.3)%

    Total other expense                                $  530           $  239
    % of total revenue                                    3.2%             1.6%

         INTEREST EXPENSE. Net interest expense increased $380,000 (136.7%) in fiscal 2004 to $658,000 from $278,000 during fiscal 2003. The increase in net interest expense is primarily due to an increase in the convertible debt balance during fiscal 2004 compared to fiscal 2003. The interest expense due to convertible debt increased $422,000 (680.6%) in fiscal 2004 to $484,000 from $62,000 in fiscal 2003. Net interest expense on long-term debt in a foreign subsidiary decreased $8,000 (8.0%) to $92,000 in fiscal 2004 from $100,000 in fiscal 2003. The increase in interest expense was offset by a slight increase in interest income and a decrease in interest expense for capitalized leases in fiscal 2004. Interest expense on capitalized leases in fiscal 2004 declined $42,000 to $80,000 from $122,000 in fiscal 2003.

         OTHER (EXPENSE) INCOME. Other income increased by $89,000 to $128,000 in fiscal 2004 from $39,000 in fiscal 2003 primarily due to the sale of obsolete ISP equipment that was written off in the prior fiscal year.

         INCOME TAXES. For fiscal 2004, the Company recorded an income tax expense of $15,000 relating to certain state and foreign taxes compared to an income tax benefit of $204,000 in fiscal 2003. The tax benefit in fiscal 2003 resulted from changes in estimates of certain tax liabilities that were no longer deemed necessary.

         CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE. The Company adopted SFAS No. 142 on April 1, 2002. In accordance with SFAS No. 142, the Company assessed the fair value of its reporting units by considering their projected cash flows, using risk-adjusted discount rates, and other valuation techniques. Given consideration of relevant factors, the Company concluded that, as of April 1, 2002, an impairment write-down for its IT services division was required. In accordance with the provisions of SFAS No. 142, the Company recorded an impairment charge of $5,824,000 to IT services goodwill in fiscal 2003, and recorded this as a cumulative effect of a change in accounting principle.

DISCONTINUED OPERATIONS

         As a result of its efforts to focus on its core software products and IT services businesses, the Company sold its travel subsidiary in April 2004 and its telecommunications operations in September 2004. The Company had actively marketed the travel subsidiary to potential buyers during fiscal 2004 and consummated its sale subsequent to the fiscal year-end. Accordingly, the Company has presented the results of operations of the travel services subsidiary and the telecommunications operations in its consolidated statements of operations under "discontinued operations," and the assets and liabilities of the travel subsidiary and telecommunications operations separately in its consolidated balance sheets. The Company wrote down the net assets of its travel subsidiary to their fair value less cost to sell. As a result, in fiscal 2004, the Company recorded a loss on discontinued operations of $508,000, including a loss of $291,000 due to the write-down.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, the Company has relied upon cash from financing activities to fund most of the cash requirements of its operating and investing activities. Currently, the Company finances its operations (including capital expenditures) primarily through existing cash and cash equivalent balances, issuance of convertible notes and borrowings under the revolving credit facility. The Company has used debt and equity financing when appropriate and practicable, such as by issuing to Laurus, a $2,000,000 convertible note in December 2002 ("2002 Note") and a $1,400,000 convertible note in December 2003 ("2003 Note"). The Company's principal sources of liquidity at March 31, 2004 consisted of $1,646,000 of cash and cash equivalents. Cash and cash equivalents decreased by $1,126,000 (40.6%) during fiscal 2004. The primary reasons for this decline were cash used in operations, capital expenditures, repayment of long-term debt, financing fees, payments toward capital lease obligations and cash used in discontinued operations, which were offset by the issuance of the 2003 Note.

         Net cash used in operations was $1,029,000 in fiscal 2004 compared to $1,501,000 in fiscal 2003. Net loss was the primary reason for the decrease in cash used in operating activities during fiscal 2004. The following contributed to cash usage in fiscal 2004:

         o        A $561,000 increase in accounts receivable;
         o        A $240,000 decrease in deferred revenues;
         o        A $199,000 decrease in accrued restructuring costs; and
         o A $160,000 increase in prepaid expenses and other current assets.

The above were offset by a $610,000 decrease in deposits due to payment of legal settlements and a $202,000 increase in accrued expenses.

         Net loss was also the primary reason for the decrease in cash used in operating activities during fiscal 2003. The following contributed to cash usage in fiscal 2003:

         o        A $295,000 decrease in accounts payable;
         o A $184,000 increase in deposits, primarily due to a $605,000 deposit for legal settlements;
         o        A $152,000 decrease in accrued restructuring costs; and
         o        A $118,000 decrease in income taxes payable.

         The above were offset by a $388,000 decrease in accounts receivable due to lower level of billings on credit; a $305,000 decrease in income tax receivable due to receipt of an income tax refund; a $206,000 increase in deferred revenues primarily due to the deferral of a large project that was not completed prior to the year-end; a $223,000 decrease in prepaid expenses and other current assets; and a $183,000 decrease in notes and related party loans receivable.

         Net cash used in investing activities in fiscal 2004 consisted of the purchase of a short-term investment of $100,000 and capital expenditures of $94,000. Net cash used in investing activities in fiscal 2003 consisted solely of $222,000 in capital expenditures.

         Financing activities provided $357,000 and $1,087,000, in fiscal 2004 and fiscal 2003, respectively. Cash provided by financing activities during fiscal 2004 primarily resulted from the issuance of the 2003 Note and additional borrowings by one of the Company's international subsidiaries. The Company paid back $519,000 to Laurus, and the international subsidiary paid back $1,293,000 in bank debt. The Company also paid $175,000 in financing fees to Laurus in fiscal 2004. Cash provided by financing activities in 2003 primarily resulted from the issuance of the 2002 Note. The proceeds from the 2002 Note, net of financing fees of $214,000, were $1,786,000. In fiscal 2003, the Company used $993,000 to repay bank debt and capital lease obligations.

         During fiscal 2004, the Company converted $845,000 of the principal balance of the 2002 Note into equity by issuing 650,000 shares of common stock to Laurus at the fixed conversion price of $1.30.

         The Company incurred net losses of $3,110,000 and $10,529,000 and used cash in operations of $1,029,000 and $1,501,000 in fiscal years 2004 and 2003, respectively. The Company's future capital requirements will depend upon many factors, including sales and marketing efforts, the development of new products and services, possible future strategic acquisitions, the progress of research and development efforts, and the status of competitive products and services.

         The Company is continuing to implement cost containment measures in an effort to reduce net cash outflow both domestically and abroad and is working to increase sales of its software products.

         If adequate funds from operating or financing activities are not available, the Company may be required to delay, scale back or eliminate portions of its operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets. Accordingly, the Company's inability to obtain any needed financing could result in a significant loss of ownership and/or control of its proprietary technology and other important assets and could hinder the Company's ability to fund its continued operations and its product development efforts that historically have contributed significantly to its competitiveness.

         The following table summarizes the Company's contractual obligations and commercial commitments at March 31, 2004 (in thousands of dollars):

                                                 ----------------------------------------------------------------
                                                                        PAYMENTS DUE BY PERIOD
                                                 ----------------------------------------------------------------
CONTRACTUAL OBLIGATIONS                          TOTAL    LESS THAN 1   1-3 YEARS    4-5 YEARS      AFTER 5 YEARS
-----------------------                          -------  -----------   ---------    ---------      -------------
                                                                             YEAR
                                                                             ----
Long-Term Debt                                    2,728      1,235         1,363          88               42
Capital Lease Obligations                           477        109           233         135               --
Operating Leases                                  3,978        521           901         740            1,816
                                                 ----------------------------------------------------------------
Total Contractual Cash Obligations                7,183      1,865         2,497         963            1,858
                                                 ================================================================

         On July 31, 2003, the Company received a $4,000,000 revolving credit facility from Laurus. The availability of funds under this credit facility is limited by the amount of the unpaid balances on the 2002 Note and the 2003 Note (collectively, the "Laurus Notes"). At March 31, 2004, the Company had a total availability of $1,870,000 under the revolving credit facility.

         The Company is required to use the net proceeds from this financing for general corporate purposes only. The Company is also required not to permit for any fiscal quarter commencing April 1, 2003, the net operating cash flow deficit to be greater than $500,000, excluding extraordinary items, as determined by Laurus. At March 31, 2004, the Company was in compliance with this covenant.

         To the extent The Company is in need of any additional financing, the Company cannot assure you that any such additional financing will be available to it on acceptable terms, or at all. In addition, any future financing may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to the Company's common stock likely will include financial and other covenants that will restrict its flexibility. At a minimum, the Company expects these covenants to include restrictions on its ability to pay dividends on its common stock.

                         NETGURU, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


1. Report of Independent Registered Public Accounting Firm                   F-2

2. Consolidated Financial Statements:

         Consolidated Balance Sheet as of March 31, 2004                     F-3

         Consolidated Statements of Operations for the years ended
         March 31, 2004 and 2003                                             F-4

         Consolidated Statements of Stockholders' Equity and
         Comprehensive Loss for the years ended
         March 31, 2004 and 2003                                             F-6

         Consolidated Statements of Cash Flows for the years ended
         March 31, 2004 and 2003                                             F-7

         Notes to Consolidated Financial Statements                          F-9

                                    REPORT OF

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
netGuru, Inc.:

We have audited the accompanying consolidated financial statements of netGuru, Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of netGuru, Inc. and subsidiaries as of March 31, 2004, and the results of their operations and their cash flows for the years ended March 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets as required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on April 1, 2002.

/s/ KPMG LLP
Costa Mesa, California
June 16, 2004, except as to notes 10, 11 and 13, which are as of March 11,
2005.

                         NETGURU, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheet

                                 March 31, 2004

               (In thousands, except share and per share amounts)

                                     ASSETS

Current assets:
    Cash and cash equivalents                                          $  1,646
    Short-term investments                                                  100
    Accounts receivable (net of allowance for doubtful accounts
      of $615)                                                            3,340
    Income tax receivable                                                    16
    Notes and related party loans receivable                                 35
    Deposits                                                                 67
    Prepaid expenses and other current assets                             1,174
    Assets held for sale                                                    327
                                                                       ---------

           Total current assets                                           6,705

Property, plant and equipment, net                                        2,215
Goodwill                                                                  2,891
Other assets                                                                219
                                                                       ---------

                                                                       $ 12,030
                                                                       =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current portion of long-term debt, net of discount of $186         $    975
    Current portion of capital lease obligations                            109
    Accounts payable                                                        600
    Income tax payable                                                       55
    Accrued expenses                                                      1,160
    Deferred revenues                                                     1,834
    Other liabilities                                                       208
    Liabilities related to assets held for sale                             186
                                                                       ---------

           Total current liabilities                                      5,127

Long-term debt, net of current portion and net of discount of $185        1,382
Capital lease obligations, net of current portion                           368
Deferred gain on sale-leaseback                                             747
                                                                       ---------

           Total liabilities                                              7,624
                                                                       ---------

Commitments and contingencies  (note 8)
Subsequent events (note 13)

Stockholders' equity:
    Preferred stock, par value $.01; authorized 5,000,000 shares;
      no shares issued and outstanding                                       --
    Common stock, par value $.01; authorized 150,000,000 shares;
      18,087,154 shares issued and outstanding                              181
    Additional paid-in capital                                           35,352
    Accumulated deficit                                                 (30,444)
    Accumulated other comprehensive loss:
      Cumulative foreign currency translation adjustments                  (683)
                                                                       ---------
           Total stockholders' equity                                     4,406
                                                                       ---------
                                                                       $ 12,030
                                                                       =========

          See accompanying notes to consolidated financial statements.


                              NETGURU, INC. AND SUBSIDIARIES

                          Consolidated Statements of Operations

                           Years ended March 31, 2004 and 2003

                    (In thousands, except share and per share amounts)


                                                                      2004        2003
                                                                    ---------   ---------
Net revenues:
    Engineering and collaborative software products and services    $ 11,550    $  9,529
    IT services                                                        5,012       5,613
                                                                    ---------   ---------

           Total net revenues                                         16,562      15,142

Cost of revenues:
    Engineering and collaborative software products and services       1,011         893
    IT services                                                        3,960       4,219
                                                                    ---------   ---------

           Total cost of revenues                                      4,971       5,112

           Gross profit                                               11,591      10,030
                                                                    ---------   ---------

Operating expenses:
    Selling, general and administrative                               10,602      10,063
    Research and development                                           2,042       2,035
    Bad debt expense                                                      60         167
    Depreciation                                                         944       1,076
    Impairment charge                                                   --           259
    Restructuring charge                                                --           194
                                                                    ---------   ---------

           Total operating expenses                                   13,648      13,794
                                                                    ---------   ---------

           Operating loss                                             (2,057)     (3,764)
                                                                    ---------   ---------

Other expense (income):
    Interest, net                                                        658         278
    Other                                                               (128)        (39)
                                                                    ---------   ---------

           Total other expense                                           530         239
                                                                    ---------   ---------

Loss from continuing operations before income taxes and
    cumulative effect of a change in accounting principle             (2,587)     (4,003)

Income tax expense (benefit)                                              15        (204)
                                                                    ---------   ---------
Loss from continuing operations before cumulative effect
    of a change in accounting principle                               (2,602)     (3,799)

Loss from discontinued operations                                       (508)       (906)
                                                                    ---------   ---------
Loss before cumulative effect of a change in accounting principle     (3,110)     (4,705)
Cumulative effect of a change in accounting principle                   --        (5,824)
                                                                    ---------   ---------

           Net loss                                                 $ (3,110)   $(10,529)
                                                                    =========   =========

                              (continued on following page)

                                           F-4

                                 NETGURU, INC. AND SUBSIDIARIES

                       Consolidated Statements of Operations (Continued)

                              Years Ended March 31, 2004 and 2003

                       (In thousands, except share and per share amounts)


                                                                       2004            2003
                                                                   ------------    ------------
Basic and diluted loss per common share:

Loss  from continuing operations                                   $     (0.15)    $     (0.22)
Loss from discontinued operations                                        (0.03)          (0.05)
Cumulative  effect of a change in accounting principle                      --           (0.34)
                                                                   ------------    ------------

Basic and diluted loss per common share                            $     (0.18)    $     (0.61)
                                                                   ============    ============
Weighted average shares used in computing basic and diluted loss
   per common share                                                 17,602,584      17,309,704
                                                                   ============    ============

                  See accompanying notes to consolidated financial statements.

                                              F-5

                                                   NETGURU, INC. AND SUBSIDIARIES

                               Consolidated Statements of Stockholders' Equity and Comprehensive Loss

                                                 Years ended March 31, 2004 and 2003

                                                (In thousands, except share amounts)


                                         COMMON STOCK                                     ACCUMULATED                      TOTAL
                                 --------------------------   ADDITIONAL                     OTHER           TOTAL      COMPREHEN-
                        PREFERRED  NUMBER OF      PAR          PAID-IN      ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'    SIVE
                          STOCK     SHARES       VALUE         CAPITAL        DEFICIT     INCOME (LOSS)      EQUITY    INCOME (LOSS)
                          -----  ------------  ------------  ------------   ------------   ------------   ------------  ------------

Balance, March 31, 2002   $ --    17,265,850   $       173   $    33,057    $   (16,805)   $    (1,094)   $    15,331

    Net loss                --            --            --            --        (10,529)            --        (10,529)  $   (10,529)

    Foreign currency        --            --            --            --             --            243            243           243
       translation
                          -----  ------------  ------------  ------------   ------------   ------------   ------------  ------------

Comprehensive loss for
   the year ended March     --            --            --            --        (10,529)           243             --   $   (10,286)
   31, 2003
                                                                                                                        ============

Exercise of stock           --        32,800            --            55             --             --             55
   options

Issuance of common stock    --        26,500            --            56             --             --             56

Issuance of warrants        --            --            --           199             --             --            199

Other                       --            --            --           (45)            --             --            (45)
                          -----  ------------  ------------  ------------   ------------   ------------   ------------

Balance, March 31, 2003                   --    17,325,150           173        (27,334)          (851)         5,310

    Net loss                --            --            --            --         (3,110)            --         (3,110)  $    (3,110)

    Foreign currency
       translation          --            --            --            --             --            168            168           168
                          -----  ------------  ------------  ------------   ------------   ------------   ------------  ------------

Comprehensive loss for
   the year ended March
   31, 2004                 --            --            --            --         (3,110)           168             --   $    (2,942)
                                                                                                                        ============

Issuance of common stock    --       762,004             8         1,149             --             --          1,157

Issuance of warrants
   and options              --            --            --           881             --             --            881

                          -----  ------------  ------------  ------------   ------------   ------------   ------------

Balance, March 31, 2004   $ --    18,087,154   $       181   $    35,352        (30,444)   $      (683)   $     4,406
                          =====  ============  ============  ============   ============   ============   ============

                                    See accompanying notes to consolidated financial statements.

                                                                 F-6

                                NETGURU, INC. AND SUBSIDIARIES

                            Consolidated Statements of Cash Flows

                             Years ended March 31, 2004 and 2003
                                        (In thousands)


                                                                           2004        2003
                                                                        ---------   ---------
Cash flows from operating activities:
    Net loss                                                            $ (3,110)   $(10,529)
    Loss from discontinued operations                                       (508)       (906)
    Cumulative effect of change in accounting principle                       --      (5,824)
                                                                        ---------   ---------
    Loss from continuing operations                                       (2,602)     (3,799)
    Adjustments to reconcile loss from continuing
      operations to net cash used in operating activities:
        Depreciation and amortization                                      1,221       1,375
        Bad debt expense                                                      64          89
        Deferred income taxes                                                 --        (172)
        Expense recognized on issuance of stock, stock
          options and warrants                                               713          52
        Restructuring charge                                                  --         195
        Amortization of discount on loan                                      70          --
        Impairment charge                                                     --         259
        Loss on disposal of property                                          --           1
        Changes in operating assets and liabilities:
          Accounts receivable                                               (561)        388
          Notes and related party loans receivable                            52         183
          Income tax receivable                                              (15)        305
          Prepaid expenses and other current assets                         (160)        223
          Deposits                                                           610        (184)
          Other assets                                                         4           1
          Accounts payable                                                   (28)       (295)
          Accrued expenses                                                   202          27
          Income taxes payable                                               (35)       (118)
          Accrued restructuring costs                                       (199)       (152)
          Other current liabilities                                          (55)        (15)
          Deferred revenues                                                 (240)        206
          Deferred gain on sale-leaseback                                    (70)        (70)
                                                                        ---------   ---------

                  Net cash used in operating activities                   (1,029)     (1,501)
                                                                        ---------   ---------
Cash flows from investing activities:
    Purchase of property, plant and equipment                                (94)       (222)
    Purchase of short-term investment                                       (100)         --
                                                                        ---------   ---------

                  Net cash used in investing activities                     (194)       (222)
                                                                        ---------   ---------

Cash flows from financing activities:
    Proceeds from issuance of long-term debt                               2,559       2,239
    Financing fees                                                          (175)       (214)
    Repayment of long-term debt                                           (1,812)       (225)
    Payment of capital lease obligations                                    (215)       (768)
    Issuance of common stock                                                  --          55
                                                                        ---------   ---------

                  Net cash provided by financing activities                  357       1,087
                                                                        ---------   ---------

    Effect of exchange rate changes on cash and cash equivalents             110         256
                                                                        ---------   ---------

       Net cash used in continuing operations                               (757)       (380)
       Net cash used in discontinued operations                             (369)        (25)

Cash and cash equivalents, beginning of year                               2,772       3,177
                                                                        ---------   ---------

Cash and cash equivalents, end of year                                  $  1,646    $  2,772
                                                                        =========   =========

                              (continued on the following page)

                                             F-7

                                NETGURU, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows (Continued)

                             Years Ended March 31, 2004 and 2003

                                        (In thousands)


                                                                          2004        2003
                                                                        ---------   ---------
Supplemental disclosure of cash flow information: Cash paid for:
      Interest                                                          $    316    $    308
                                                                        =========   =========
      Income taxes                                                      $     61    $     72
                                                                        =========   =========

Supplemental disclosure of non-cash investing and financing activities:
    Acquisition of equipment under capital leases                       $     --    $     28
    Repayment of convertible debt with common stock                     $    991    $     --
    Issuance of warrants                                                $    201    $    199

                 See accompanying notes to consolidated financial statements.

                                             F-8

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       ORGANIZATION

       netGuru, Inc. (the "Company") was incorporated in 1981 in the state of New Jersey and reincorporated in the state of Delaware in 1996 under the name Research Engineers, Inc. Effective February 18, 2000, the Company's name was changed to netGuru.com. Effective February 25, 2000, the Company's name was changed to netGuru, Inc. netGuru is an integrated Internet technology and services company providing Internet and PC-based engineering and collaborative software products and services, information technology ("IT") services, and Web-based telecommunications services.

       PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of netGuru, Inc. and its wholly-owned subsidiaries. All significant transactions among the consolidated entities have been eliminated upon consolidation.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value Of Financial Instruments," requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. At March 31, 2004, management believed the carrying amounts of cash and cash equivalents, receivable and payable amounts, and accrued expenses approximated fair value because of the short maturity of these financial instruments. The Company also believed that the carrying amounts of its capital lease obligations approximated their fair value, as the interest rates approximated a rate that the Company could have obtained under similar terms at the balance sheet date. The estimated fair value of the Company's long-term debt at March 31, 2004, determined by using the effective rate of interest on this indebtedness, was approximately $2.8 million.

       FOREIGN CURRENCY TRANSLATION

       The financial condition and results of operations of the Company's foreign subsidiaries are accounted for using the local currency as the functional currency. Assets and liabilities of the subsidiaries are translated into U.S. dollars (the reporting currency) at the exchange rate in effect at the fiscal year-end. Statements of operations accounts are translated at the average rate of exchange prevailing during the respective fiscal years. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss) in the consolidated statements of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in operations and are not material for fiscal 2004 and 2003.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

       SHORT-TERM INVESTMENTS

       Short-term investments consist of certificates of deposits with a maturity date greater than three months when purchased.

       PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following useful lives:

                           Buildings                                  39 years
                           Computer equipment                         5 years
                           Computer software                          2-3 years
                           Office equipment and furniture             3-7 years

       Assets subject to capital lease agreements and leasehold improvements are amortized over the lesser of the life of the asset or the term of the lease.

       GOODWILL

       The Company adopted the provisions of SFAS No. 142 "Goodwill and Other Intangible Assets" on April 1, 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption. SFAS No. 142 required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption.

       The Company assessed the fair values of its reporting units by considering their projected cash flows, using risk-adjusted discount rates and other valuation techniques and determined that an impairment write-down for its IT services division was required. In accordance with the provisions of SFAS No. 142, the Company recorded an impairment charge of $5,824,000 to IT services goodwill in fiscal 2003 as a cumulative effect of a change in accounting principle.

       The Company is required to perform additional reviews for impairment annually, or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount. The Company performed its annual review and determined that, as of March 31, 2004 and March 31, 2003 no additional impairment of goodwill existed.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       The balance of goodwill at March 31, 2004 was $2,891,000. The following table reconciles changes to goodwill for the year ended March 31, 2003 (in thousands of dollars):

       Balance as of March 31, 2002                                 $     8,765
          Cumulative effect of a change in accounting principle          (5,824)
          Discontinued operations                                           (50)
                                                                    -----------
       Balance as of March 31, 2003 and 2004                        $     2,891
                                                                    ===========

       IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

       The Company accounts for its long-lived assets under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       SOFTWARE DEVELOPMENT COSTS AND PURCHASED TECHNOLOGY

       The Company capitalizes costs related to the development of certain software products in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Capitalization of costs begins when technological feasibility is established and ends when the product is available for general release to customers. As of March 31, 2004, capitalized costs of approximately $69,000, net of accumulated amortization, were included in other assets. Approximately $38,000 of this amount represents software developed in-house and $31,000 represents the cost of software developed on the Company's behalf by third parties. Additions to capitalized software were $0 and $28,000 during fiscal 2004 and 2003, respectively.

       The Company amortizes capitalized software development costs and purchased technology using the straight-line method over two to five years, or the ratio of actual sales to anticipated sales, whichever is greater. Amortization of software development costs and purchased technology charged to cost of revenues was approximately $276,000 and $287,000 for fiscal 2004 and 2003, respectively. Accumulated amortization of capitalized software was $935,000 and $625,000 as of March 31, 2004 and 2003, respectively.

       REVENUE RECOGNITION

       The Company recognizes revenue when the following criteria are met: 1. persuasive evidence of an arrangement, such as agreements, purchase orders or written or online requests, exists; 2. delivery has been completed and no significant obligations remain; 3. the Company's price to the buyer is fixed or determinable; and 4. collection is probable. The Company's revenues arise from the following segments: engineering and collaborative software products and services and IT services.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       Revenue from software sales is recognized when persuasive evidence of an arrangement exists, delivery has been completed and no significant post-contract support obligations remain outstanding, the price to the Company's buyer is fixed or determinable and collection of the resulting receivable is probable. Since the second quarter of fiscal 2003, the Company has provided a 15-day right of return (from the date of purchase) on the purchase of a product during which time the customer may return the product subject to a $50 restocking fee per item returned. Since the Company's product returns have historically not been material, the Company does not make any provisions for such returns. Customers may choose to purchase maintenance contracts that include telephone, e-mail and other methods of support, and the right to receive upgrades. Revenue from these maintenance contracts is deferred and recognized ratably over the life of the contract, usually twelve months.

       In October 1997, the Accounting Standards Executive Committee ("AcSEC") of the AICPA issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition." SOP 97-2 distinguishes between significant and insignificant vendor obligations as a basis for recording revenue, with a requirement that each element of a software licensing arrangement be separately identified and accounted for based on relative fair values of each element. The Company determines the fair value of each element in multi-element transactions based on vendor-specific objective evidence ("VSOE"). VSOE for each element is based on the price charged when the same element is sold separately.

       In 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," which modifies SOP 97-2 to allow for use of the residual method of revenue recognition if certain criteria have been met. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the transaction fee is recognized as revenue.

       The Company sells its engineering and collaborative software along with a maintenance package. This constitutes a multiple element arrangement. The price charged for the maintenance portion is the same as when the maintenance is sold separately. The fair values of the maintenance contracts sold in all multiple element arrangements are recognized over the terms of the maintenance contracts. The engineering and collaborative software portion is recognized when persuasive evidence of an arrangement exits, price is fixed and determinable, when delivery is complete, collection of the resulting receivable is probable and no significant obligations remain.

       Revenues from providing IT services are recognized primarily on a time and materials basis, with time at a marked-up rate and materials and other reasonable expenses at cost, once the services are completed and no significant obligations remain. Certain IT services contracts are fixed price contracts where progress toward completion is measured by mutually agreed upon pre-determined milestones for which the Company recognizes revenue upon achieving such milestones. Fixed price IT contracts are typically for a short duration of one to three months. The Company did not have any fixed price contracts at March 31, 2004.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003


       DEFERRED REVENUES

       The Company defers revenues for its maintenance contracts and for its collaborative software sales that are not considered earned. The Company defers its maintenance revenues when the maintenance contracts are sold, and then recognizes the maintenance revenues over the term of the maintenance contracts. The Company defers its collaborative software sales revenues if it invoices or receives payment prior to the completion of a project, and then recognizes these revenues upon completion of the project when no significant obligations remain.

       RESEARCH AND DEVELOPMENT

       The Company's research and development ("R&D") costs consist mainly of developers' salaries. The Company follows the provisions of SFAS No. 86 to capitalize software development costs when technological feasibility has been established and to stop capitalization when the product is available for general release to customers. The Company expenses development costs when they are related to enhancement of existing software products.

       INCOME TAXES

       The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

       EARNINGS (LOSS) PER SHARE

       Basic earnings (loss) per share ("EPS") is calculated by dividing net income (loss) by the weighted-average common shares outstanding during the period. Diluted EPS reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options, or other such items, to common shares using the treasury stock method and/or if converted method based upon the weighted-average fair value of the Company's common shares during the period. See Note 11 "Loss Per Share" for a computation of EPS.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       COMPREHENSIVE INCOME (LOSS)

       The Company applies the provisions of SFAS No. 130, "Reporting Comprehensive Income," which establishes rules for the reporting and display of comprehensive income (loss) and its components. SFAS No. 130 requires changes in foreign currency translation adjustments, which are reported separately in stockholders' equity, to be included in other comprehensive income (loss).

       STOCK-BASED COMPENSATION

       The Company applies the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company continues to follow the guidance of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Consequently, compensation related to stock options is the difference between the grant price and the fair market value of the underlying common shares at the grant date. Generally, the Company issues stock options to employees with a grant price equal to the market value of common stock on the grant date. The Company has issued certain stock options with a grant price below the market value at the grant date. The Company recognizes compensation expense on these grants over the vesting period, generally three to four years.

       As required by SFAS No. 123, the Company discloses below the pro forma effect on operations, and the Black-Scholes option pricing model assumption information for stock options, as if compensation costs were recorded at the estimated fair value of the stock options granted (dollars in thousands, except amounts per share):

              For the fiscal years ended March 31,           2004        2003
                                                          ----------   ---------

              Net loss - as reported                      $  (3,110)   $(10,529)
              Deduct:  Stock-based compensation expense
                  determined under the fair value based
                  method for all awards, net of tax             694       1,575

                                                          ----------   ---------
              Net loss - pro forma                           (3,804)    (12,104)
                                                          ==========   =========
              Basic and diluted net loss per share -
                  as reported                             $   (0.18)   $  (0.61)
                  pro forma                                   (0.22)      (0.70)
                                                          ==========   =========
              Weighted average fair value of options
                  granted                                 $    1.24    $   1.97
                                                          ==========   =========
              Black-Scholes option pricing model
                  assumptions:
                       Dividend yield                            --          --
                       Expected volatility                      108%        111%
                       Risk-free interest rate                 3.09%       3.19%
                       Expected option lives (in years)         6.5         6.8

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       SEGMENT REPORTING

       The Company applies the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires segments to be determined and reported based on how management measures performance and makes decisions about allocating resources. See Note 10 "Segment and Geographic Data" for a description of and disclosures regarding the Company's significant reportable segments.

       RECLASSIFICATIONS

       Certain reclassifications have been made to the 2003 consolidated financial statements to conform to the 2004 presentation.

       IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

       The Emerging Issues Task Force (EITF) recently reached a consensus for EITF 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 provides accounting guidance for allocation of revenue where delivery or performance of products or services may occur at different points in time or over different periods. The Company adopted this consensus on July 1, 2003. Under EITF No. 00-21, revenue must be allocated to all deliverables regardless of whether an individual element is incidental or perfunctory. The adoption of EITF 00-21 did not materially impact the Company's consolidated financial condition or results of operations.

       In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or as an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments created before the issuance date of this statement and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by this statement. The adoption of SFAS No. 150 did not materially impact the Company's consolidated financial condition or results of operations.

       In July 2003, the EITF reached a consensus on EITF 03-5, "Applicability of AICPA SOP 97-2 to Non-Software Deliverables." EITF 03-5 provides accounting guidance on whether non-software deliverables (for example, non-software related equipment or services) included in an arrangement that contains software are within the scope of SOP 97-2. In general, any non-software deliverables are within the scope of SOP 97-2 if the software deliverable is essential to the functionality of the non-software deliverables. The Company adopted this consensus in fiscal 2004. The adoption of EITF 03-5 did not materially impact the Company's consolidated financial condition or results of operations.

       In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," an Amendment of Accounting Principles Board ("APB") Opinion No. 29, "Accounting for Nonmonetary Transactions." SFAS No. 153 requires companies to measure exchanges of nommonetary assets, including similar productive assets that have commercial substance, based on the fair value of the assets exchanged, recognizing a gain or loss. SFAS No. 153 is effective for interim periods beginning after June 15, 2005 and, thus, will be effective for the Company beginning with the third quarter of fiscal 2006. Early adoption is encouraged but not required. The Company believes that adoption of SFAS No. 153 will not have a material effect on its consolidated financial condition or results of operations.

       In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". SFAS No. 123(R) requires companies to measure and recognize compensation expense for all stock-based payments at fair value. For small businesses, SFAS No. 123(R) is effective for the interim periods beginning after December 15, 2005 and, thus, will be effective for the interim periods beginning with first quarter of fiscal 2007. Early adoption is encouraged and retroactive application of the provisions of SFAS No. 123(R) to the beginning of the fiscal year that includes the effective date is permitted, but not required. The Company is currently evaluating the effect of adopting SFAS No. 123(R) and believes the adoption of SFAS No. 123(R) will have a material effect on its consolidated results of operations, similar to the pro forma results described above in "Stock Based Compensation", but has not yet determined whether the adoption of SFAS No. 123(R) will have a material effect on its consolidated financial condition.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

(2)    PROVISION FOR RESTRUCTURING OF OPERATIONS

       In March 2001, the Company announced plans to restructure its operations. As a result of this restructuring plan, the Company recorded a restructuring charge of $2,400,000 in fiscal 2001. The restructuring plan consisted of four major points: 1) refocused strategic direction of Internet service provider ("ISP") initiatives; 2) refocused strategic direction of Internet portal initiatives; 3) consolidation of the Company's technical support activities; and 4) elimination of the Company's in-house legal department.

       The total amount charged for the refocus of ISP operations in fiscal 2001 was $1,998,000. This total charge consisted of $171,000 in contractual obligations and $1,827,000 in asset write-offs related to ISP operations in India. These charges did not include any employee costs. With regard to the Internet portal business, the Company redirected its primary focus toward the telephony and travel services offered through the portal. The initial restructuring charge related to the refocus of the portal business was $194,000, of which $168,000 was related to asset write-offs, and $26,000 was related to contractual obligations. These charges did not include any employee costs.

       The restructuring charge related to the consolidation of technical support facilities was $166,000, of which $49,000 related to accrued severance payments for the two terminated employees and $117,000 related to contractual lease obligations for the vacated space. During fiscal 2003, the Company made cash payments of $55,000 for severance expenses relating to the termination of one of the employees and $47,000 for lease payments for the vacated office space. During fiscal 2004, the Company paid the remaining $19,000 for lease payments for the vacated office space.

       The elimination of the in-house legal department primarily consisted of the termination of one employee whose position was not refilled, and the charge initially was estimated to be $42,000. In fiscal 2002, the Company paid $52,000 toward this restructure charge. Additional charges of $41,000 and $199,000 were recorded in fiscal 2002 and in fiscal 2003, respectively, since the original estimate of severance expenses was insufficient. During fiscal 2003, the Company paid $50,000 toward settlement of obligations due to the terminated employee. During fiscal 2004, the Company paid the remaining settlement obligation of $180,000.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       Activity relating to the restructuring charge is as follows (in thousands):

                               REFOCUS OF    REFOCUS OF   CONSOLIDATION  ELIMINATION
                                   ISP         PORTAL      OF TECHNICAL   OF LEGAL         TOTAL
                               OPERATIONS    OPERATIONS      SUPPORT     DEPARTMENT
                              ------------   ------------   ----------   ------------   ------------
       March 31, 2000                  --             --           --             --             --
       Restructuring charge   $     1,998            194    $     166    $        42    $     2,400
       Asset write-off             (1,827)            --           --             --         (1,827)
       Cash payments                  (70)          (194)          --             --           (264)
                              ------------   ------------   ----------   ------------   ------------
       March 31, 2001                 101             --          166             42            309

       Cash payments                   --            (67)         (58)           (52)          (177)
       Adjustments                    (67) a          67  a       (16) b          41  b          25
                              ------------   ------------   ----------   ------------   ------------

       March 31, 2002                  34             --           92             31            157

       Cash payments                   --             --         (102)           (50)          (152)
       Adjustments                    (34) c          --           29  c         199  c         194
                              ------------   ------------   ----------   ------------   ------------

       March 31, 2003                  --             --           19            180            199

       Cash payments                   --             --          (19)          (180)          (199)
                              ------------   ------------   ----------   ------------   ------------

       March 31, 2004         $        --    $        --    $      --    $        --    $        --
                              ============   ============   ==========   ============   ============

a. Represents reversal of over-accrual for contractual obligations for ISP operations and additional amounts accrued for contractual obligations related to the portal operations.

b. Represents reversal of over-accrual for technical support severance costs and additional amounts accrued for anticipated severance costs for the elimination of the legal department.

c. Represents reversal of over-accrual for contractual obligations for ISP operations and additional amounts accrued for severance costs for the elimination of the legal department and the consolidation of technical support.

           As of March 31, 2004, no accrued restructuring charges remained.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

(3)     PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment, at cost, as of March 31, 2004 consisted of the following (in thousands):

                     Land                                               $    26
                     Buildings and leasehold improvements                   888
                     Office and computer equipment, software
                         and furniture                                    6,224
                     Assets under capital lease                             942
                                                                        --------
                                                                          8,080
                     Less accumulated depreciation and amortization      (5,865)
                                                                        --------
                     Property, plant and equipment, net                 $ 2,215
                                                                        ========

       On December 15, 1999, the Company consummated a sale and leaseback transaction involving its Yorba Linda, California facility. Concurrent with the sale, the Company entered into a fifteen-year operating lease on the facility (see Note 8 "Commitments and Contingencies"). The net book value of the land and building and the related mortgage were removed from the Company's consolidated balance sheet and the lease payments are being charged to expense as incurred. The gain on the sale transaction of $1,047,000 has been deferred and is being recognized on a straight-line basis over the period of the lease as a reduction in lease expense. The deferred gain, net of accumulated amortization, was $747,000 as of March 31, 2004.

(4)    LONG-TERM DEBT

       On December 13, 2002, the Company entered into a Securities Purchase Agreement (the "Agreement") with Laurus Master Fund, Ltd. ("Laurus"). Pursuant to the Agreement, the Company issued to Laurus a 6% Convertible Note (the "2002 Note") in the principal amount of $2,000,000 maturing on December 12, 2004 and a warrant to purchase up to 200,000 shares of the Company's common stock at the following exercise prices: $1.76 per share for the purchase of up to 125,000 shares; $2.08 per share for the purchase of an additional 50,000 shares; and $2.40 per share for the purchase of an additional 25,000 shares. The warrant exercise price may be paid in cash, in shares of the Company's common stock (if the fair market value of a single share of common stock exceeds the value of the per share warrant exercise price), or by a combination of both. The warrant expiration date is December 13, 2007.

       The 2002 Note was recorded net of a discount of $214,000 representing the estimated fair value of the warrant. The proceeds, net of fees and expenses, from the 2002 Note were $1,786,000. The discount was being amortized over the life of the 2002 Note using the effective interest rate method.

       On August 4, 2003, the terms of the 2002 Note were amended as follows:
       (1) the interest rate on the convertible note was amended from 6% to the greater of 5% or prime rate plus 1%, payable in arrears; (2) the amortization period was extended from 20 months ending on November 13, 2004 to 24 months ending on July 31, 2005; (3) the penalty for repayments of the outstanding balance in cash was removed; and (4) the fixed conversion price, upon which potential issuances of the Company's common stock to satisfy the obligations of the convertible note are based, was

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       reduced from $1.60 to $1.30. The transaction was accounted for as a modification of debt under EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments." As a result of the reduction in the conversion price from $1.60 to $1.30, a beneficial conversion amount of $302,000, estimated using the Black-Scholes option pricing model, was recorded as a discount to the convertible debt, which is being amortized over the life of the note using the effective interest rate method.

       The 2002 Note may be repaid, at the Company's option, in cash or through the issuance of shares its common stock under certain circumstances described in the Agreement. At any time before the 2002 Note is fully paid, Laurus may choose to convert all or part of the accrued interest on and/or principal of the 2002 Note at the conversion price then in effect, subject to certain contractual beneficial ownership and volume limitations as described in the Agreement.

       At March 31, 2004, the Company had a principal balance of $730,000, excluding unamortized fees and beneficial conversion adjustments, under the 2002 Note. Each of the Company's domestic subsidiaries also signed a guaranty of payment in favor of Laurus.

       On July 31, 2003, the Company obtained a three-year, renewable, $4,000,000 revolving accounts receivable credit facility from Laurus (the "Facility"). The amount available under this Facility is reduced by the balances outstanding on the 2002 Note and the 2003 Note (defined below).

       Borrowings under the Facility accrued interest, initially, at an annual rate equal to the greater of 5% or the prime rate plus 1%. Beginning November 1, 2003, the interest rate may be adjusted every month based on certain registration requirements and on the volume weighted average price of the Company's common stock. No adjustments were made to the interest rate during the period ended March 31, 2004. Obligations owed under this Facility may be repaid at the Company's option in cash or through the issuance of shares of its common stock at the fixed conversion price of $1.30 per share, subject to volume limitations, as described in the Facility. The Facility has a three-year term, which automatically renews every three years unless cancelled in writing by the Company or by Laurus under certain conditions. An early termination fee of up to $120,000 will be payable if the Facility is terminated prior to August 1, 2006. The Facility also provides the Company, under certain conditions, the flexibility to borrow additional amounts up to $1,000,000 above what is available based upon eligible accounts receivable. Any such additional borrowings will accrue interest at a rate of 0.6% per month, payable monthly.

       In connection with this Facility, the Company paid Laurus a fee of $140,000. The Company also issued to Laurus a five-year warrant to purchase 180,000 shares of the Company's common stock, exercisable at various prices. The fair market value of this warrant estimated using the Black-Scholes option-pricing model was $201,000, which was recorded as a discount. Laurus may also receive additional five-year warrants to purchase up to 400,000 shares of the Company's common stock at an exercise price equal to 125% of the fixed conversion price based upon how much of the outstanding obligation under the Facility is converted to equity. As of March 31, 2004, none of the additional five-year warrants had been issued. The Facility is secured by a general security interest in the assets of the Company and its subsidiaries.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       During fiscal 2004, the Company borrowed $900,000 under this facility and recognized approximately $140,000 of debt discount as a result of the beneficial conversion rate of the debt. On December 4, 2003, the outstanding balance of $900,000 under the Facility was refinanced with Laurus along with $500,000 of additional borrowings into a three-year, 5% secured convertible note ("2003 Note"). The interest rate on the 2003
       Note is equal to the greater of 5% or the prime rate plus 1.0% and is payable in arrears commencing January 1, 2004. The 2003 Note matures on December 3, 2006. The fixed conversion price, upon which potential issuances of the Company's common stock to satisfy the obligations of the 2003 Note are based, is $1.30. At March 31, 2004, the Company had no borrowings under the Facility and a principal balance of $1,400,000, excluding fees and beneficial conversion adjustments, under the 2003 Note.

       The Company was required to use the net proceeds from the 2003 Note for general corporate purposes only. The Company is also required not to permit for any fiscal quarter commencing April 1, 2003, the net operating cash flow deficit to be greater than $500,000, excluding extraordinary items, as determined by Laurus. At March 31, 2004, the Company was in compliance with this covenant.

       Long-term debt, including capital lease obligations, consisted of the following at March 31, 2004 (in thousands):

       Term loan from a bank in India, bearing interest at 16.6% per annum payable monthly, principal due in quarterly installments beginning
           June 2000 and ending March 2005, secured by substantially all of the
           Company's assets located in India and guaranteed by a major
           stockholder (see Note 6)                                                           $     263

       Revolving line of credit from a bank in India, bearing interest at 14.5%
           per annum, secured by substantially all of the Company's assets
           located in India, maturing September 2004                                                194

       Convertible note (2002 Note), bearing 5.0% interest per annum, secured by a general security interest in the Company's assets and the assets of its domestic subsidiaries. Principal monthly payments of $75,000 and
           interest through June 2005                                                               730

       Convertible note (2003 Note), bearing 5.0% interest per annum, secured by a general security interest in the Company's assets and the assets of its domestic subsidiaries. Principal monthly payments of $30,000 and
           interest due through December 2006                                                     1,400

       Capital lease obligations maturing at dates ranging from May 2004 to
           November 2008, secured by the leased assets                                              477

       Note payable, bearing interest at 1.0% per annum, principal and accrued
           interest due on or before March 31, 2005 (see Note 6)                                    100

      Other                                                                                          41
                                                                                              ----------
               Total long-term debt before unamortized discount                                   3,205
                     Less: Unamortized discount                                                    (371)
                                                                                              ----------
               Long-term debt                                                                     2,834
                     Less: current portion                                                        1,084
                                                                                              ----------
                                                                                              $   1,750
                                                                                              ==========

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       The long-term debt, excluding unamortized discount, and capital lease obligations mature in each of the following years ending March 31 (in thousands):

                                                     LONG-TERM   CAPITAL LEASE
                                                        DEBT      OBLIGATIONS
                                                     ---------   -------------

                   2005                              $  1,235    $        184
                   2006                                   635             172
                   2007                                   728             156
                   2008                                    46             117
                   2009                                    42              41
                   Thereafter                              42              --
                                                     ---------   -------------
                   Total minimum payments            $  2,728             670
                                                     =========

                   Less amount representing interest                     (193)
                                                                 -------------
                   Present value of minimum capital
                       lease payments                            $        477
                                                                 =============

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

(5)    STOCKHOLDERS' EQUITY

       WARRANTS

       The Company has issued warrants in the past relating to certain acquisitions, issuances of stock, financing activities and as consideration for services to the Company.

       The following table summarizes the fair value of warrant issuances and the assumptions used in determining fair value.

                                                            Estimated
                             Number of   Exercise price     life (in                       Risk-free    Fair value of
       Grant date            warrants      per share         years)         Volatility       rate        warrants(a)
       ----------            --------      ---------         ------         ----------       ----        -----------

      September 1999          170,000     $4.71-$4.84        3 - 5             93%           6.72%         $542,000
      February 2000           200,000        $38.00            5               93%           6.72%       $4,666,000
      March 2000              102,000        $28.50          3 - 5             93%           6.72%       $4,303,000
      June 2000                60,000        $19.00            5              146%           4.87%         $979,000
      May-June 2000            53,300   $16.50 - $23.46        3              146%           4.87%         $717,000
      November 2000           200,000        $3.93             5              146%           4.87%       $1,188,000
      December 2002           200,000     $1.76-$2.40          5              100%           3.0%          $200,000
      July 2003               180,000     $1.50-$1.89          5              122%           3.24%         $201,000
      December 2003           485,000     $1.00-$1.50          5              116%           3.14%         $504,000

(a) Fair value was determined using the Black-Scholes option-pricing model.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       The following table summarizes the warrant activity (number of shares in thousands):

                                                        NUMBER OF       WEIGHTED
                                                          SHARES        AVERAGE
                                                        UNDERLYING      EXERCISE
                                                         WARRANTS        PRICE
                                                        ---------     ----------

       Outstanding at March 31, 2002                         650      $   20.76
       Issued                                                200           1.92
       Exercised                                              --             --
       Forfeited                                             (27)         15.28
                                                          -------     ----------

       Outstanding at March 31, 2003                         823      $   16.37
       Issued                                                665           1.33
       Exercised                                              --             --
       Forfeited                                             (53)         16.93
                                                          -------     ----------
       Outstanding at March 31, 2004                       1,435      $    9.38
                                                          =======     ==========

       STOCK OPTION PLANS

       The Company has adopted the following employee stock option plans:


                                                                                      SHARES
                                                     ADOPTED        TERMINATES      AUTHORIZED
                                                  --------------  ---------------  ------------
         NetGuru, Inc. 2003 Stock Option Plan     December 2003    December 2013     1,000,000
             (the "2003 Plan")
         NetGuru, Inc. 2000 Stock Option Plan
             (the "2000 Plan")                    December 2000    November 2010     1,000,000
         Research Engineers, Inc. 1998 Stock
             Option Plan (the "1998 Plan")        December 1998    November 2008     1,000,000
         Research Engineers, Inc. 1997 Stock
             Option Plan (the "1997 Plan")        February 1997    February 2007       600,000
         Research Engineers, Inc. 1996 Stock
             Option Plan (the "1996 Plan")        April 1996       April 2006          588,000

       Each plan provides for the granting of shares as either incentive stock options or non-qualified stock options. Options under all plans generally vest over 3 years, though the vesting periods may vary from option to option, and are exercisable subject to continued employment and other conditions. As of March 31, 2004, there were 1,000,000 options available for grant and none outstanding and exercisable under the 2003 Plan, there were 79,000 options available for grant and 507,000 options exercisable under the 2000 Plan, 441,000 options available for grant and 442,000 options exercisable under the 1998 Plan, 110,000 options available for grant and 267,000 options exercisable under the 1997 Plan, and 101,000 options available for grant and 298,000 options exercisable under the 1996 Plan.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       The following is a summary of activity related to all outstanding stock options (number of shares in thousands):

                                                                     WEIGHTED
                                                                     AVERAGE
                                                       NUMBER OF  EXERCISE PRICE
                                                         SHARES     PER OPTION
                                                       ---------  --------------
                Outstanding at March 31, 2002             1,916   $       2.67
                Granted                                     125           1.97
                Exercised                                   (30)          1.53
                Forfeited                                   (85)          3.54
                                                       ---------
                Outstanding at March 31, 2003             1,926   $       2.61
                Granted                                     468           1.24
                Exercised                                    --             --
                Forfeited                                  (367)          2.15
                                                       ---------
                Outstanding at March 31, 2004             2,027   $       2.38
                                                       =========

       The following table summarizes options outstanding and exercisable by price range at March 31, 2004:


                                        OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                            --------------------------------------------  ----------------------
                                           WEIGHTED-
                                            AVERAGE                                    WEIGHTED-
                                           REMAINING                      EXERCISABLE   AVERAGE
           RANGE OF          NUMBER OF    CONTRACTUAL   WEIGHTED-AVERAGE   AT MARCH    EXERCISE
        EXERCISE PRICES       SHARES         LIFE        EXERCISE PRICE    31, 2004      PRICE
        ---------------       ------         ----        --------------    --------      -----

       $  1.07 - $  1.25      200,000        4.7              $1.07        100,000        $1.07
       $  1.25 - $  1.35      169,000        8.9              $1.30         66,000        $1.30
       $  1.35 - $  1.50      795,000        4.5              $1.44        648,000        $1.44
       $  1.50 - $  3.80      745,000        6.0              $2.70        682,000        $2.77
       $  3.80 - $  7.60       10,000        5.5              $4.25         10,000        $4.25
       $  7.60 - $ 11.40      100,000        5.8             $10.46        100,000       $10.46
       $ 11.40 - $ 19.00        8,000        6.3             $18.06          8,000       $18.06
                           -----------                                   ----------
              Total         2,027,000                                    1,614,000
                           ===========                                   ==========

       At March 31, 2004, the range of exercise prices and the weighted average remaining contractual life of outstanding options were $1.07 to $18.06 and 5.5 years, respectively.

(6)    RELATED PARTY TRANSACTIONS

       As discussed in Note 4 "Long-Term Debt" and Note 14 "Liquidity," the Company issued two convertible debt instruments, the 2002 Note and the 2003 Note, to Laurus. As a result of this financing, Laurus became the beneficial owner of more than 5% of the Company's outstanding common stock if contractual beneficial ownership and conversion limitations are disregarded. In connection with the 2002 Note and the 2003 Note, the Company paid fees of $200,000 and $140,000, respectively, to an affiliate of Laurus.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       In October 2003, the Company issued a 1.0% interest bearing promissory note for $100,000 to Mr. Amrit Das, the Company's chief executive officer. The proceeds from this financing were used for working capital. The principal along with the accrued interest is due on or before March 31, 2005. As of March 31, 2004, the total outstanding principal balance on this note was $100,000, which is included in the current portion of long-term debt.

       In October 2003, the Company borrowed $155,000 from Mr. Jyoti Chatterjee, the Company's then President and Chief Operating Officer, and issued to him a 1% interest bearing unsecured promissory note. The proceeds were used to pay off the telephone switch lease early in order for the Company to obtain title to the switch and to be able to sell it. As of March 31, 2004, the Company had repaid the entire balance of this loan and all accrued interest in full.

       In February 2002, Mr. Amrit Das and Mr. Jyoti Chatterjee, the
       Company's then President and Director, pledged certain of their personal assets as collateral to finance the Company's $500,000 telephony switch. In December 2003, when the telephony switch was sold, the collateral restrictions on their personal assets from this transaction were removed.

       In November 2000, Mr. Stephen Owen, an officer of the Company, issued a promissory note to the Company for $85,000, which loan was secured by his pledge of the proceeds from the exercise and sale of his vested options. Mr. Owen repaid the balance of this loan in full in April 2003.

       In March 1999, Mr. Amrit Das personally guaranteed a term loan from a bank in India. The term loan is secured by substantially all of the Company's assets located in India. The loan bears an annual interest rate of 16.6% payable monthly. The principal is payable in quarterly installments beginning June 2000 and ending March 2005. At March 31, 2004, the Company owed $263,000 on this loan (see Note 4 "Long-Term Debt").

(7)    RETIREMENT PLANS

       The Company and certain of its subsidiaries have adopted qualified cash or deferred 401(k) retirement savings plans. The domestic plan covers substantially all domestic employees who have attained age 21 and have had one year of service. Employees may contribute up to 14% of their compensation. The Company makes matching contributions to the plan of 37% to 50% of the employees' elective contributions for the first 6% of compensation. The international employees are not covered by any retirement plans. For the years ended March 31, 2004 and 2003, Company contributions to the domestic retirement plans were approximately $95,000 and $153,000, respectively.

(8)    COMMITMENTS AND CONTINGENCIES

       The Company leases certain facilities and equipment under non-cancelable operating leases. The facility leases include options to extend the lease terms and provisions for payment of property taxes, insurance and maintenance expenses.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       At March 31, 2004, future minimum annual rental commitments under these lease obligations were as follows (in thousands):

                     Year ending March 31:
                         2005                                    521
                         2006                                    480
                         2007                                    421
                         2008                                    385
                         2009                                    355
                         Thereafter                            1,816
                                                            ---------
                                                            $  3,978
                                                            =========

       Rent expense was $627,000 and $698,000 for the years ended March 31, 2004 and 2003, respectively.

       The Company is a party to various litigation arising in the normal course of business. Management believes the disposition of these matters will not have a material impact on the Company's consolidated financial condition or results of operations.

(9)    INCOME TAXES

       The components of loss from continuing operations before income taxes are as follows for the years ended March 31, (in thousands):

                                                       2004            2003

                        United States             $     (2,639)    $     (4,024)
                        Foreign                             52               19
                                                  -------------    -------------
                          Total                         (2,587)          (4,003)
                                                  =============    =============

       The (benefit) provision for taxes on income from continuing operations is comprised of the following for the years ended March 31, (in thousands):

                                                      2004              2003
                                                  -------------    -------------
                    Current:
                        Federal                   $         --     $       (159)
                        State                                6                2
                        Foreign                              9              125
                                                  -------------    -------------
                                                            15              (32)
                    Deferred:
                        Federal                             --             (134)
                        State                               --              (38)
                        Foreign                             --               --
                                                  -------------    -------------
                                                            --             (172)
                                                  -------------    -------------
                          Total                   $         15     $       (204)
                                                  =============    =============

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       The reported (benefit) provision for taxes on income from continuing operations differs from the amount computed by applying the statutory federal income tax rate of 34% to loss before income taxes as follows for the years ended March 31, (in thousands):

                                                              2004       2003
                                                            --------  ---------

              Income tax benefit at statutory rate          $  (880)  $ (1,361)
              State taxes, net of federal benefits              (50)      (120)
              Foreign income tax rate differential               (8)       119
              U.S. tax on foreign earnings,
                 previously deferred under APB 23                22        600
              Change in valuation allowance                     950        555
              Research and development credits                  (16)         -
                 Other                                           (3)         3
                                                            --------  ---------
                    Total                                   $    15   $   (204)
                                                            ========  =========

       The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The tax effects of temporary differences for continuing operations at March 31, 2004 are as follows (in thousands):

                                                                          2004
                                                                        --------

                 Deferred tax assets:
                     Accrued vacation                                   $    76
                     Allowance for doubtful accounts                         71
                     Amortization of intangibles                          1,618
                     Net operating loss carryforwards                     7,383
                     Research and development credit
                         carryforwards                                      183
                     Gain on sale of property                               299
                                                                        --------
                            Total deferred tax assets                     9,630
                            Less: valuation allowance                    (8,829)
                                                                        --------
                            Net deferred tax assets                         801
                                                                        ========

                 Deferred tax liabilities:
                     Depreciation                                          (179)
                     U.S. tax on foreign earnings, net of
                        Foreign tax credit                                 (622)
                                                                        --------
                            Total deferred tax liabilities              $  (801)
                                                                        ========

       At March 31, 2004, the Company had tax net operating loss carryforwards of approximately $19,748,000 for federal income tax purposes and $11,142,000 for state income tax purposes, which expire at varying dates beginning in 2019 and 2006, respectively. Due to the "change in ownership" provisions of the Tax Reform Act of 1986, the Company's net operating loss carryforwards may be subject to an annual limitation on the utilization of these carryforwards against taxable income in future periods if a cumulative change in ownership of more than 50% occurs within any three-year period.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       In addition to the net operating loss carryforwards, the Company has, for federal income tax purposes, $103,000 of research and development credit carryforwards, which expire at varying dates beginning in 2013. Additionally, the Company has, for state income tax purposes, $80,000 of research and development credit, which carries forward indefinitely.

       In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon either the generation of future taxable income during the periods in which those temporary differences become deductible or the carryback of losses to recover income taxes previously paid during the carryback period. As of March 31, 2004, the Company had provided a valuation allowance of $8,829,000 to reduce the net deferred tax assets due in part to the potential expiration of certain tax credit and net operating loss carryforwards prior to their utilization. The net change in the deferred tax asset valuation allowance for fiscal year 2004 was $1,150,000.

       Deferred taxes have been provided for U.S. federal and state income taxes and foreign withholding taxes on the portion of undistributed earnings on non-U.S. subsidiaries expected to be remitted. Applicable foreign taxes have also been provided.

(10)   SEGMENT AND GEOGRAPHIC DATA

       The Company applies the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires segments to be determined and reported based on how management measures performance and makes decisions about allocating resources.

       The Company is an integrated Internet and IT technology and services company. On September 23, 2004, the Company sold its Web-based tele-communications services division. Pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets," the results of operations of the Web-based telecommunications services division and the travel services subsidiary are presented in the Company's consolidated statements of operations under "discontinued operations," and the assets and liabilities are presented separately in the Company's consolidated balance sheet. The prior period presentation has been reclassified to conform to the current period presentation.

       Prior to the quarter ended June 30, 2004, the Company's operating segments were:

              o Engineering and collaborative software products and services;
              o      IT services; and
              o      Web-based telecommunications services.

       Since the quarter ended June 30, 2004, the results of the Web-based telecommunications services division have been presented as "discontinued operations" and the Company's operating segments have been:

              o Engineering and collaborative software products and services; and
              o      IT services.

       The Company's management reports unallocable expenses related to the Company's corporate activities in a separate "Center."

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       The significant components of worldwide operations by reportable operating segment are:

                                                               FOR THE YEAR
                                                              ENDED MARCH 31
                                                           ---------------------
                                                             2004        2003
                                                           ---------   ---------
                                                              (IN THOUSANDS)
                      NET REVENUES
           Engineering and collaborative software
              products and services                        $ 11,550    $  9,529
           IT services                                        5,012       5,613
                                                           ---------   ---------
                    Consolidated                           $ 16,562    $ 15,142
                                                           =========   =========

                      GROSS PROFIT
           Engineering and collaborative software
              products and services                        $ 10,539    $  8,636
           IT services                                        1,052       1,394
                                                           ---------   ---------
                    Consolidated                           $ 11,591    $ 10,030
                                                           =========   =========

                    OPERATING LOSS
           Engineering and collaborative software
              products and services                        $   (539)   $ (2,152)
           IT services                                         (446)        (67)
           Center                                            (1,072)     (1,545)
                                                           ---------   ---------
                    Consolidated                           $ (2,057)   $ (3,764)
                                                           =========   =========

            DEPRECIATION AND AMORTIZATION EXPENSE
                 CHARGED TO COST OF REVENUES
           Engineering and collaborative software
              products and services                        $    276    $    287
                                                           ---------   ---------
                    Consolidated                           $    276    $    287
                                                           =========   =========

         DEPRECIATION EXPENSE CHARGED TO OPERATIONS
           Engineering and collaborative software
              products and services                        $    935    $  1,054
           IT services                                            9          22
                                                           ---------   ---------
                    Consolidated                           $    944    $  1,076
                                                           =========   =========

                   RESTRUCTURING CHARGE
           Engineering and collaborative software
              products and services                        $     --    $     29
           IT services                                           --          --
           Center                                                --         165
                                                           ---------   ---------
                    Consolidated                           $     --    $    194
                                                           =========   =========

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

                                                               FOR THE YEAR
                                                              ENDED MARCH 31
                                                           ---------------------
                                                             2004        2003
                                                           ---------   ---------
                                                              (IN THOUSANDS)
                     IMPAIRMENT CHARGE
           Engineering and collaborative software
              products and services                        $     --    $     67
           Center                                                --         192
                                                           ---------   ---------
                    Consolidated                           $     --    $    259
                                                           =========   =========

              CUMULATIVE EFFECT OF A CHANGE IN
                    ACCOUNTING PRINCIPLE
           IT services                                           --       5,824
                                                           ---------   ---------
                    Consolidated                           $     --    $  5,824
                                                           =========   =========

              EXPENDITURES FOR ADDITIONS TO
                   LONG-LIVED ASSETS
           Engineering and collaborative software
              products and services                        $     94    $    222
                                                           ---------   ---------
                    Consolidated                           $     94    $    222
                                                           =========   =========

                                                          At March 31,
                      GOODWILL                               2004
                                                           ---------
                                                         (in thousands)
           Engineering and collaborative software
              products and services                        $  1,945
           IT services                                          946
                                                           ---------
                    Consolidated                           $  2,891
                                                           =========

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       The Company's operations are based worldwide through foreign and domestic subsidiaries and branch offices in the U.S., Germany, India, the United Kingdom, and Asia-Pacific. The following are significant components of worldwide operations by geographic location:

                                                     FOR THE YEAR ENDED MARCH 31
                                                      ------------------------
                                                         2004           2003
                                                      ----------    ----------
                                                           (IN THOUSANDS)
                           NET REVENUE
                United States                         $   7,516     $   7,656
                The Americas (other than U.S.)              692           771
                Europe                                    3,939         3,272
                Asia-Pacific                              4,415         3,443
                                                      ----------    ----------
                         Consolidated                 $  16,562     $  15,142
                                                      ==========    ==========

                          EXPORT SALES
                United States                         $   2,137     $   1,749
                                                      ==========    ==========

                                                     At March 31,
                        LONG-LIVED ASSETS                2004
                                                      ----------
                                                    (in thousands)

                United States                         $   4,036
                Europe                                      204
                Asia-Pacific                              1,085
                                                      ----------

                         Consolidated                 $   5,325
                                                      ==========

11.    DISCONTINUED OPERATIONS

       In September 2004, the Company sold its Web-based telecommunications services division. In December 2003, the Company committed to a plan to sell its travel services subsidiary and actively marketed it. Accordingly, the results of the telecommunications division and travel subsidiary's operations are reported as "discontinued operations." The net assets of the travel subsidiary (including $340,000 in goodwill) were written down to their potential recoverable value of $155,000 at March 31, 2004. The net assets of the telecommunications division held for sale included $50,000 in goodwill.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

         The following table summarizes financial information for the discontinued operations, with prior period presentation reclassified to conform to the current period presentation:

                                                              YEAR ENDED
                                                               MARCH 31,
                                                        -----------------------
                                                          2004           2003
                                                        --------       --------
Discontinued operations:
     e-Destinations, Inc. revenues                      $   309        $ 1,672
     Web-based telecommunications services revenues       1,136          3,146
                                                        -------        --------
                                                          1,445          4,818
                                                        ========       ========

     Loss from operations of
        e-Destinations, Inc.                            $  (148)       $   (73)
        Web-based telecommunications services               (69)          (833)
        Loss due to write-down                             (291)            --
                                                        --------       --------
        Loss from discontinued operations               $  (508)       $  (906)
                                                        ========       ========

                                                        MARCH 31,
                                                          2004
                                                       ---------
    Current assets                                     $    327
    Current liabilities                                     186
                                                       =========

(12)  LOSS PER SHARE

       The following table illustrates the computation of basic and diluted net loss per share for the years ended March 31, (in thousands):


                                                                  2004        2003
                                                                ---------   ---------
              Numerator:
              Net loss -- numerator for basic and diluted
                 net loss per share                             $ (3,110)   $(10,529)

              Denominator:
              Denominator for basic net loss per share -
                 average number of common shares outstanding
                 during the year                                  17,603      17,310
              Incremental common shares attributable to
                 exercise of outstanding options and warrants         --          --
                                                                ---------   ---------
              Denominator for diluted net loss per share          17,603      17,310
                                                                =========   =========

              Basic net loss per share                          $  (0.18)   $  (0.61)
                                                                =========   =========

              Diluted net loss per share                        $  (0.18)   $  (0.61)
                                                                =========   =========

       Options, warrants and their equivalents amounting to 957,000 and 837,000 potential common shares were excluded from the computations of diluted loss per share for fiscal 2004 and 2003, respectively, because the effect would have been antidilutive. Of these amounts, potential common shares from the possible conversion of the Laurus Notes in fiscal 2004 and 2003 amounted to 909,000 and 409,000, respectively.

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

(13)   SUBSEQUENT EVENTS

       SALE OF TRAVEL SUBSIDIARY

       On April 16, 2004, the Company sold its travel services subsidiary for a cash sales price of $155,000, net of sales commission, with no resulting gain or loss from this sale.

       SALE OF THE WEB-BASED TELECOMMUNICATONS SERVICES DIVISION

       In September 2004, the Company sold its Web-based telecommunications services division for a sales price of $130,000.

       CONVERSION OF PORTIONS OF LAURUS NOTES INTO EQUITY

       On April 15, 2004, the Company issued 200,000 shares of common stock to Laurus and reduced the outstanding balance on the 2003 Note by $260,000.

       In December 2004, the Company issued 168,462 shares of common stock to Laurus and reduced the outstanding balance on the 2003 Note by $219,000.

       On April 19, 2004, the Company issued 500,000 shares of common stock to Laurus and reduced the outstanding balance on the 2002 Note by $650,000.

       In December 2004, the Company issued 61,538 shares of common stock to Laurus and reduced the balance on the 2002 Note by $80,000.

       AMENDMENT TO 2003 NOTE AND ADDITIONAL BORROWING

       On April 27, 2004, the Company amended and restated the 2003 Note to reflect an additional $1,000,000 that the Company borrowed on April 27, 2004, so that the principal amount on the 2003 Note was increased to $2,400,000 from $1,400,000 (the "Amended and Restated Note"). The Amended and Restated Note matures on December 4, 2006. The net proceeds from the sale of the Amended and Restated Note have been used for working capital.

       In conjunction with this amendment, Laurus Capital Management, LLC, an affiliate of Laurus, was paid an additional fee of $10,000.

       LINE OF CREDIT

       On June 17, 2004, one of the Company's foreign subsidiaries refinanced its outstanding term loan and revolving line of credit with a new revolving credit facility for $680,000. The annual interest rate on this revolving credit facility is 11%. The credit facility expires in May 2005.

       2004 ADDITIONAL BORROWINGS

       In December 2004, the Company entered into a Securities Purchase Agreement with Laurus and sold to Laurus a secured convertible note in the amount of $1,000,000 that is scheduled to mature on December 23, 2007. The note bears interest at a rate equal to the greater of 5% or prime plus 1%. In connection with this transaction, the Company issued to Laurus a warrant to purchase up to 130,000 shares of common stock at an exercise price of $1.56 per share.

(14)   LIQUIDITY

       The Company incurred net losses of $3,110,000 and $10,529,000 and used cash in operations of $1,029,000 and $1,501,000 in fiscal 2004 and 2003, respectively. The Company's future capital requirements will depend upon many factors, including sales and marketing efforts, the development of new products and services, possible future strategic acquisitions, the progress of research and development efforts, and the status of competitive products and services. The Company believes it will be able to generate cash from operations or through existing or additional sources of debt and/or equity financing. On July 31, 2003, the Company obtained a $4,000,000 revolving credit facility from Laurus. The availability of funds under this credit facility is limited by the amount of the loan balances on the 2002 Note and 2003 Note issued to Laurus. At March 31, 2004, the Company had a total availability of $1,870,000 under this credit facility. The Company has continued its program to reduce

                         NETGURU, INC. AND SUBSIDIARIES

                       Years Ended March 31, 2004 and 2003

       costs and expenses. If adequate funds are not available, the Company may be required to delay, scale back, or eliminate its research and development programs and its marketing efforts or to obtain funds through arrangements with partners or others who may require the Company to relinquish rights to certain of its technologies or potential products or assets.

ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS.

                  (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED. Not applicable.

                  (b)      PRO FORMA FINANCIAL INFORMATION. Not applicable.

                  (c)      EXHIBITS.

                  Exhibit No.               Description
                  -----------               -----------

                  2.1 Asset Purchase Agreement dated September 23, 2004 by and between netGuru, Inc. and Reliance Consulting, Inc.

                  2.2 Stock Purchase Agreement dated April 16, 2004 by and between netGuru, Inc. and Rakesh Kapoor*

                  23       Consent of Independent Registered Public Accounting
                           Firm

                  -----------------

                  * Filed as an exhibit to the current report on Form 8-K that was filed on April 27, 2004 and incorporated by reference herein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           NETGURU, Inc,

Dated: April 29, 2005                  /s/ Bruce Nelson
                                           -------------------------------------
                                           Bruce Nelson, Chief Financial Officer


                                       18